Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration File No. 333- 225968 and 333-194510) of Forward Industries, Inc., of our report on our audits of the consolidated financial statements of Forward Industries, Inc. and Subsidiaries as of and for the years ended September 30, 2020 and 2019, dated December 17, 2020, which report appears in this Annual Report on Form 10-K of Forward Industries, Inc. for the year ended September 30, 2020.

/s/ CohnReznick LLP

Jericho, New York

December 17, 2020